CONTACT:
                                        Marianne V. Pastor
                                        (703) 335-7800
                                   FOR IMMEDIATE RELEASE

Williams Industries, Inc. Announces
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Third Quarter 2006 Results;
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Small Land Sale
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     Manassas, VA. --- June 21, 2006 --- Williams Industries, Inc.
(NASDAQ - WMSI) today announced income of $62,000 or $0.02 per share on revenue of $10,765,000 for the third quarter of Fiscal
2006, which ended April 30, 2006.   This compares to a loss of
$3,822,000 or $1.05 per share on revenue of $12,125,000 for the
quarter ended April 30, 2005.    For the nine months ended April
30, 2006, the company reported income of $80,000 or $0.02 per share on revenue of $34,018,000 compared to a loss of $5,758,000 or $1.58 per share on revenue of $37,182,000. The company's complete quarterly filing is available on the Securities and Exchange Commission's EDGAR system (www.sec.gov).

     Williams Industries' President and CEO Frank E. Williams, III, said that while operations have improved from the prior year's performance, the greatest difference between the 2005 and 2006 results is that the company reserved its entire tax asset in
Fiscal 2005, due to losses at that time.   "In order for Williams
Industries to grow and thrive, we need to improve our operations significantly," Williams said. "We are approaching a period of opportunity in which new projects will be bid, but in order to avail ourselves of the best opportunities, we have to continue effectively managing cash while simultaneously improving our performance."

The company continues to make progress in reducing the debt to its primary lender, United Bank. On June 12, 2006, subsequent to the third quarter closing, the company paid United $856,000 as the result of a small undeveloped land sale to an unaffiliated third party. The land, 2.72 acres, was severed several years ago from Williams Industries' primary property in Prince William County as the result of land acquisition for a new road being built in the area. The gain on this transaction will be recognized in the company's fourth quarter results. The company expects to make the balance of the $1 million payment and to replenish the escrow account from which the bank debits current interest payments, as
required under the Forbearance Agreement, by July 31, 2006.   Once
these requirements are met, the terms of the United agreement will
be extended to December 31, 2006.   "Getting our banking
relationships back on track, as well as developing the cash flow to manage our materials' purchase requirements in an effective manner, are two of the company's top priorities," Williams said.

"I expect our results to continue to show improvement throughout the balance of Fiscal 2006," Williams concluded.

     Williams Industries' fiscal year is from August 1 to July 31. Williams Industries, Inc. is the largest publicly owned specialty construction company in the Mid-Atlantic region. Its subsidiaries provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, and heavy and specialized hauling and rigging.

     This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

     For additional information, please go to the company's web site "www.wmsi.com" and click on any of the appropriate links or call the company's investor relations' office at (703) 335-7800.


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